SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 12, 2008 (March 6, 2008)

AMBAC FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

One State Street Plaza, New York, New York 10004

(Address of principal executive offices) (Zip Code)

(212) 668-0340

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01	Entry into a Material Definitive Agreement

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of Registrant

On March 6, 2007, Ambac Financial Group, Inc. (the “Company”) entered into an Underwriting Agreement related to the issuance and sale (the “Equity Units Offering”) of up to 5,750,000 Equity Units of the Company (the “Units”), by and among the Company and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Banc of America Securities LLC and UBS Securities LLC, as representatives of the several underwriters named on Schedule A thereof (the “Units Underwriting Agreement”).

Each Unit initially has a stated amount of $50 and initially consists of (a) a Purchase Contract issued by the Company (a “Purchase Contract”) and (b) a 1/20th, or 5%, beneficial ownership interest in $1,000 principal amount of the Company’s 9.50% Senior Notes due 2021 (the “Notes”).

The Units will be issued and sold pursuant to a Registration Statement (the “Original Registration Statement”) on Form S-3 (No. 333-131888) filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 15, 2006, as amended by Post-Effective Amendment No. 1 filed on February 6, 2007 and Post-Effective Amendment No. 2 filed on January 16, 2008 (such Original Registration Statement, as amended, the “Registration Statement”), and as supplemented by the final prospectus supplement related to the Equity Units Offering filed by the Company with the Commission on March 10, 2008, pursuant to Rule 424(b) under the Securities Act (the “Units Prospectus Supplement”).

The Notes will be issued under an indenture, dated as of February 15, 2006 (the “Original Indenture”), between the Company and The Bank of New York, as trustee (the “Indenture Trustee”), as amended and supplemented by supplemental indenture No. 1, dated as of March 12, 2008 (the “Supplemental Indenture,” and together with the Original Indenture, the “Indenture”), between the Company and the Trustee. The Notes will initially bear interest at a rate of 9.50% per year payable quarterly. The Notes will be remarketed pursuant to a remarketing agreement, dated as of March 12, 2008 (the “Remarketing Agreement”), by and among the Company, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Banc of America Securities LLC, UBS Securities LLC and The Bank of New York, as purchase contract agent and attorney-in-fact of the holders of purchase.

The Purchase Contracts will be issued under a purchase contract agreement, dated as of March 12, 2008 (the “Purchase Contract Agreement”), by and between the Company and The Bank of New York, as purchase contract agent, and a pledge agreement, dated as of March 12, 2008 (the “Pledge Agreement”), by and among the Company, The Bank of New York, as collateral agent, custodial agent and securities intermediary, and The Bank of New York, as purchase contract agent.

The descriptions of the Units, the Notes and the Purchase Contracts and the Supplemental Indenture, the Remarketing Agreement, the Purchase Contract Agreement and the Pledge Agreement appearing under the captions “Description of Securities—Description of Capital Stock,” “Description of Securities—Description of Debt Securities” and “Description of Securities—Description of Stock Purchase Contracts and Stock Purchase Units” in the Registration Statement and under the captions “Description of the Equity Units,” “Description of the Purchase Contracts,” “Description of the Purchase Contract Agreement and the Pledge Agreement,” “Description of our Senior Notes” and “Description of our Capital Stock” in the Units Prospectus Supplement are incorporated herein by reference to such filings.

The Units Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is filed with reference to and is hereby incorporated by reference into the Registration Statement. The Supplemental Indenture, Remarketing Agreement, Purchase Contract Agreement and Pledge Agreement are filed as Exhibits 4.1, 4.2, 4.3 and 4.4, respectively, to this Current Report on Form 8-K and are filed with reference to and are hereby incorporated by reference into the Registration Statement. The descriptions of the material terms of each of the Units Underwriting Agreement, Supplemental Indenture, Remarketing Agreement, Pledge Agreement and Purchase Contract Agreement are qualified in their entirety by reference to such exhibits.

Item 3.02	Unregistered Sales of Equity Securities

Certain entities (the “Private Purchasers”) have entered into a Private Placement Agreement, dated as of March 12, 2008 (the “Private Placement Agreement”), with us, which amends, restates and replaces a Private Placement Letter, dated as of March 6, 2008 (the “Letter Agreement”), by and among the Company and the Private Purchasers, pursuant to which the Private Purchasers will purchase, on a private placement basis, up to an aggregate of 14,074,074 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a price of $6.75 per share, subsequent to, but on the same date as, the closing of the Common Stock Offering (as defined below).

These sales were made in transactions exempt from the registration requirements of the Securities Act in reliance on Section 4(2) thereof, as transactions by an issuer not involving a public offering, and in reliance on Rule 506 thereof, as a sale to only accredited investors. The Private Purchasers agreed that the shares would be subject to the standard restrictions applicable to a private placement of securities under applicable state and federal securities laws, and appropriate legends will be affixed to the share certificates issued to the Private Purchasers.

The Private Purchasers have also entered into lock-up agreements pursuant to which they have agreed to restrictions on their ability to sell or transfer the shares of Common Stock they purchase in the Private Placement that are substantially the same as the restrictions agreed upon by the Underwriters (as defined below) in their lock-ups described below. In addition, the Private Purchasers will be released from their obligations under the lock-ups in the event the Company obtains a release from the Underwriters of its obligations under the 120-day lock-up agreement the Company entered into for the benefit of the Underwriters in connection with the offering.

We have agreed to provide the Private Purchasers with first priority demand and piggyback registration rights with respect to the Common Stock purchased, with the intended effect of such rights being to provide the Private Purchasers with the ability to make registered sales of such Common Stock (when they are no longer restricted from doing so pursuant to the lock-up agreements) that is equivalent in all material respects to the opportunity available to the Underwriters in respect of the unsold allotments purchased by the Underwriters.

The Private Purchasers will be paid an 8% fee payable upon consummation of the offering. This fee is based upon the aggregate commitments of the Private Purchasers. In addition, we have agreed to, upon consummation of the offering, reimburse the Private Purchasers promptly upon request for the fees and expenses of their legal and financial advisers and outside counsel, subject to a cap of $10 million in the aggregate.

The Private Purchasers and we have agreed to provide one another with certain indemnification rights.

Item 5.03	Amendments to Articles of Incorporation of Bylaws; Change in Fiscal Year

In connection with the issuance of the Equity Units, the Company has filed with the Secretary of the State of the State of Delaware a Certificate of Designations of Series A Mandatory Convertible Participating Preferred Stock of the Company (the “Certificate of Designations”). A copy of the Certificate of Designations as filed with the Secretary of State of the State of Delaware on March 12, 2008 was filed as Exhibit 3.5 to the Company’s Form 8-A/A filed on the date hereof and is incorporated by reference into this Current Report on Form 8-K and is filed with reference to and hereby incorporated by reference into the Registration Statement.

Item 8.01	Other Events

Common Stock Offering

On March 6, 2007, the Company entered into an Underwriting Agreement related to the issuance and sale (the “Common Stock Offering”) of 171,111,112 shares of Common Stock (the “Common Stock Underwriting Agreement”), by and among the Company and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Banc of America Securities LLC and UBS Securities LLC, as representatives of the several underwriters named on Schedule A thereof (such underwriters, the “Underwriters”). Also pursuant to the Common Stock Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 25,666,667 shares of Common Stock to cover over-allotments, if any.

The Common Stock Underwriting Agreement is filed as Exhibit 1.2 to this Current Report on Form 8-K and is filed with reference to and is hereby incorporated by reference into the Registration Statement. The description of the material terms of the Common Stock Underwriting Agreement is qualified in its entirety by reference to such exhibit.

In connection with the Common Stock Offering, the Underwriters agreed to purchase an aggregate of 60 million shares of Common Stock (the amount committed by an Underwriter pursuant to this sentence being such Underwriter’s “Commitment Amount”) which constitute unsold allotments of shares of Common Stock in the Common Stock Offering, at a purchase price per share of $6.75, less underwriting discounts and commissions per share of $0.3459.

The Underwriters agreed to purchase unsold allotments and, in connection therewith, have agreed that they will not sell or transfer the Common Stock purchased as unsold allotments. Specifically, each Underwriter has agreed that it will not, directly or indirectly, without the prior written consent of the Company, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition, whether by actual disposition or effective economic disposition due to cash settlement or otherwise, by the undersigned, any affiliate of the undersigned or any person in privity with the undersigned) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the

Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to such underwriter’s unsold allotment of stock (the “Subject Stock”); provided that, for the avoidance of doubt, such lock-up shall not restrict ordinary market making activities, open market purchases and sales of Common Stock held on or acquired in the open market after the date of this free writing prospectus (other than the Subject Stock) and, provided, further, that this provision shall not restrict the transfer of Subject Stock to an affiliate as long as the affiliate transferee agrees for the benefit of the Company to be bound by the terms hereof.

The lock up agreement terminates, with respect to each Underwriter, (i) 60 days after the consummation of the offerings for a number of shares of Common Stock equal to one third of such underwriter’s Commitment Amount, (ii) 90 days after the consummation of the offerings for an additional one-third of such underwriter’s Commitment Amount and (iii) 120 days after consummation of the offerings for the remaining shares of Common Stock, if any; provided that (a) in no event will the lock-up be any more restrictive than any other lock-up or similar agreement agreed to by the Company, any other underwriter in connection with the offerings, or any party in any subsequent capital raising transaction and, if any such party is provided with a less restrictive lock up or similar agreement the lock-up will be modified to conform to such agreement and (b) the Company will not release any party from any such lock-up or similar agreement unless each other party is so released and will otherwise seek to enforce the obligations of the parties to such lock-ups and similar agreements.

In connection with any resale by an Underwriter of unsold allotments, we have agreed to update the registration statement and the final prospectuses for the offerings of the Common Stock and the Equity Units at any time if such registration statements and the final prospectuses contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such updates will be at our expense.

We have further agreed in connection with sales of unsold allotments to allow the underwriters to perform updated due diligence customary for public offerings of common stock.

Recent Developments

Ratings Agencies

Currently, Ambac Assurance has triple-A financial strength ratings from Moody’s Investors Services, Inc. (“Moody’s”) and Standard and Poor’s Rating Services (“S&P”), and a double-A rating from Fitch Inc. (“Fitch”) (downgraded from triple-A on January 18, 2008). These ratings are an essential part of Ambac Assurance’s ability to provide credit enhancement and are essential to Ambac Assurance’s ability to compete in the financial guarantee business. See “Rating Agencies” in Part I, Item 1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for further information. Considering the high levels of delinquencies and defaults within residential mortgage loans, each of these rating agencies began a review of the capital adequacy of the financial guarantee industry in the fall of 2007. In late December 2007, following the rating agency reviews, Ambac Assurance’s triple-A rating was affirmed by both S&P (with “negative outlook”) and Moody’s; however, Fitch placed Ambac’s triple-A rating on “rating watch negative” and stated that Ambac Assurance had a modeled $1 billion capital shortfall. On January 16, 2008, Moody’s put Ambac Assurance’s triple-A rating on review for possible downgrade. On January 18, 2008, S&P placed Ambac Assurance’s triple-A financial strength rating on Credit Watch Negative. On January 18, 2008, Fitch downgraded Ambac Assurance’s insurance financial strength rating to double-A (“rating watch negative”). On February 25, 2008, S&P reaffirmed Ambac Assurance’s triple A rating, but kept it on Credit Watch Negative. On February 29, 2008, Moody’s publicly announced that it is continuing a review for possible downgrade that was initiated on January 16, 2008. Based on an updated assessment of Ambac Assurance’s mortgage risk, Moody’s believes that Ambac Assurance’s capital exceeds the minimum Aaa standard but falls below the Aaa target level. Moody’s further stated that Ambac is actively pursuing capital strengthening activities that, if successful, are expected to result in Ambac Assurance meeting Moody’s current estimate of the Aaa target level. There have been a number of recent developments with respect to ratings actions by the rating agencies. In light of the ongoing nature of ratings actions or announcements by the rating agencies, one should consult announcements by the rating agencies, the websites of the rating agencies and Ambac’s website for the then current publicly available information. These ratings actions have had a significant impact on Ambac Assurance’s ability to compete in the financial guarantee business. Please see Part I, Item 1 “Business—Business Segments—Financial Guarantee” and “Business—Business Segments—Competition” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for further discussion as to its impact on the U.S. public finance, structured finance and international markets.

Currently, Ambac Financial Group’s long-term senior unsecured debt is rated “AA” by S&P (with “negative outlook”), “Aa2” by Moody’s (review for possible downgrade) and “A” by Fitch (“rating watch negative”).

As a result of the rating agency actions described above, as well as significant disruption in the capital markets and investor concern with respect to our financial position, we have been able to write only a limited amount of new financial guarantee business since November 2007, and we have written virtually no new business thus far in 2008.

Business Restructuring

In recent months, we have undertaken a review of all our business units. In conducting this review, we considered the risk exposure within each business (including our view of the probability of default, the potential loss given default and the relevant correlations), the risk adjusted returns over the course of an economic cycle and Ambac’s franchise value and competitive advantages.

As a result of this review, in connection with our efforts to raise capital and maintain our triple-A ratings from Moody’s and S&P, we expect to:

•	Execute all financial guarantee insurance business through Ambac Assurance Corporation and Ambac UK Limited;

•

Emphasize our public finance business (including municipal finance, healthcare and global utilities) and refocus our structured finance business (including the global infrastructure market, student loans, leasing and asset finance and structured insurance). Many of the above businesses will be subject to revised underwriting and risk management guidelines and reduced net retention limits;

•	Suspend underwriting all structured finance businesses (domestic and international) for six months in order to accumulate capital;

•	Discontinue underwriting certain structured finance businesses (domestic and international), including:

•	Collateralized debt obligations (“CDOs”), collateralized loan obligations and other arbitrage-driven transactions,

•	All mortgage-backed securities,

•	Whole business securitizations, including franchise fee securitizations and intellectual property royalty securitizations,

•	Auto loan and lease securitizations and rental car fleet securitizations,

•	Structured energy transactions,

•	Pooled aircraft securitizations,

•	Credit card receivables and small business loan securitizations, and

•	Emerging market transactions, including future flow transactions and other on-shore securitizations;

•	Discontinue the execution of credit enhancement transactions in CDS, total return swap or other derivative format;

•	Discontinue writing new Financial Services business; and

•	Focus on reducing single risk concentrations across our portfolio.

•	We also have reduced the quarterly dividend payable on our common shares to $0.01 per share.

The structured finance businesses that we are intending to discontinue were included in our historical net premiums earned, loss and loss expenses, mark-to-market on credit derivatives and credit enhancement production (“CEP”) as follows:

$ in millions	2005		2006		2007
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Net Premiums Earned	$341	39%	$358	41%	$359	39%
Loss and Loss Expenses	(9)	6	36	(181)	(293)	114
Mark-to-market gains (losses) on credit derivatives	14	100	9	100	(6,004)	100
CEP	412	33	475	37	492	35

Credit enhancement production, a non-GAAP measure, is used by management, equity analysts and investors as an indication of new business production in the period. Credit enhancement production, which Ambac reports as analytical data, is defined as gross (direct and assumed) up-front premiums plus the present value of estimated installment premiums on insurance policies and structured credit derivatives issued in the period. The discount rate used to measure the present value of estimated installment premiums was 7.0% in the first, second, third and fourth quarters of 2005, 5.1%, 5.6%, 6.0% and 5.4% in the first, second, third and fourth quarters of 2006, respectively, and 5.4%, 5.4%, 5.8% and

5.6% in the first, second, third and fourth quarters of 2007, respectively. The definition of credit enhancement production used by Ambac may differ from definitions of credit enhancement production (or similar terms) used by other public holding companies of financial guarantors. The following table reconciles credit enhancement production to gross premiums written calculated in accordance with GAAP:

$ in millions	2005	2006	2007
Credit enhancement production	$412	$475	$492
Present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period	(410)	(472)	(486)

Gross up-front premiums written	$2	$3	$6
Gross installment premiums written on insurance policies	335	332	317

Gross premiums written	$337	$335	$323

Notwithstanding this business restructuring, management remains confident that Ambac Assurance’s claims paying ability is adequate to support policyholder liabilities.

Certain First Quarter 2008 Financial Developments

The following information is based largely on our unaudited monthly financial data for and as of January 31, 2008. Certain of the following information, including, without limitation, the mark-to-market losses, is subject to adjustment based on various factors and developments, including, without limitation, changes in the fair market value of, among other items, our credit derivative portfolio.

•

Mark-to-market losses on credit derivatives and total return swaps are estimated to be approximately $650 million for the month of January 2008 reflecting wider credit spreads across nearly all asset classes, especially in CDO of ABS greater than 25% RMBS exposure which widened an average of 72 basis points, contributing $461 million to the January 2008 mark-to-market loss. Market conditions which give rise to such losses have continued into February 2008. If these conditions persist or worsen through the end of the first quarter, we would expect to incur a material net loss for the quarter.

•

Net unrealized losses in our investment portfolio increased from approximately $68 million as of December 31, 2007 to approximately $104 million as of January 31, 2008; this increase in net unrealized losses resulted from:

•

the increase in our net unrealized losses from approximately $287 million as of December 31, 2007 to approximately $439 million as of January 31, 2008 in that portion of our investment portfolio associated with our Financial Services business, which is offset in part by

•

an increase in net unrealized gains from approximately $219 million as of December 31, 2007 to approximately $335 million as of January 31, 2008 in that portion of our investment portfolio associated with our Financial Guarantee business.

•	Refunding activity in January 2008 occurred at a slower pace than we have experienced in prior quarters, amounting to approximately $3 million.

•

As a result of the rating agency actions described above, as well as significant disruption in the capital markets and investor concern with respect to our financial position, we have been able to write only a limited amount of new financial guarantee business since November 2007, and we have written virtually no new business thus far in 2008.

•	Our claim payments for January 2008 amounted to approximately $9 million.

•

There has been significant disruption in the municipal bond market, in which we are a major investor. Such disruption, if it continues, could require us to recognize additional unrealized losses, which could be material, with respect to our municipal bond investment portfolio.

Thomas Gandolfo has informed the Company of his intention to resign as Senior Managing Director, Capital Markets and Structured Credit, effective March 14, 2008.

Risk Factors

Ambac has revised certain risk factors it previously disclosed in its Form 10-K for the year ended December 31, 2007. The updated risk factors are listed below. References in the risk factors to “Ambac” are to Ambac Financial Group, Inc. References to “we,” “our” and “us” are to Ambac and Ambac Assurance Corporation, as the context requires.

There can be no assurance that we will maintain our financial strength ratings, even if we are successful in raising capital through the common stock offering and the concurrent Equity Unit Offering.

The common stock offering and the concurrent Equity Unit Offering are part of a capital raising strategy focused on maintaining Ambac Assurance’s triple-A financial strength ratings from Moody’s and S&P. While we expect that the additional capital raised from these offerings will enable us to maintain such ratings, at the present time, we do not anticipate that the completion of this offering or the Equity Units Offering will result in S&P or Moody’s assigning a “stable” outlook to our triple-A ratings nor Fitch upgrading our double-A financial strength rating to triple-A. Furthermore, there are various factors, including those discussed in the second following risk factor and elsewhere in this “Risk Factors” section, that could result in our financial strength and other ratings being downgraded or being subject to downgrade in the future. Accordingly, there can be no assurance that we will not seek to raise capital, including through additional issuance of equity, in the future.

There have been a number of recent developments with respect to ratings actions by the rating agencies. In light of the ongoing nature of ratings actions or announcements by the rating agencies, investors should consult announcements by the rating agencies, the websites of the rating agencies and Ambac’s website for the then-current publicly available information.

As a result of market conditions, rating agency actions and investor concern with respect to our financial position, our ability to write new business has been severely limited since November 2007, and we have written virtually no new business thus far in 2008.

In January and February 2008, we booked only a de minimis amount of new business. There can be no assurance that our business will improve or return to normal (or better) levels or, if they do improve, as to the timing of such improvements or return to normal levels.

The placement of our financial strength rating on negative credit watch by S&P and on review for possible downgrade by Moody’s and the downgrade by Fitch has had a material adverse effect on our competitive position and our ability to write new business. A further downgrade of the financial strength rating of Ambac Assurance would materially adversely affect our business and prospects and, consequently, our results of operations and financial condition.

Ambac Assurance’s ability to attract new business and to compete with other triple A-rated financial guarantors has, to date, been highly dependent on the triple-A financial strength ratings assigned to it by the rating agencies. Historically, our insurance companies have held triple-A financial strength ratings from Moody’s, S&P and Fitch. The objective of these ratings is to provide an opinion on an insurer’s financial strength and its ability and intent to pay under its insurance policies and contracts in accordance with their terms. The rating is not specific to any particular policy or contract. Financial strength ratings do not refer to an insurer’s ability to meet non-insurance obligations and are not a “market rating” or a recommendation to buy, hold or sell any security.

In the fall of 2007, each of the major rating agencies began a review of the capital adequacy of the financial guaranty industry. In late December, following the rating agency reviews, Ambac’s triple-A rating was affirmed by both S&P (with “negative outlook”) and Moody’s; however, Fitch placed Ambac’s AAA ratings on rating watch negative and stated that Ambac had a modeled $1 billion capital shortfall. On January 16, 2008, Moody’s put Ambac’s Aaa rating on review for possible downgrade. On January 18, 2008, Fitch downgraded Ambac’s insurance financial strength rating to AA, Credit Watch Negative. In addition, on January 18, 2008, S&P put Ambac’s AAA rating on Credit Watch Negative. On February 25, 2008, S&P reaffirmed Ambac Assurance’s triple-A rating, but kept it on Credit Watch Negative. On February 29, 2008, Moody’s publicly announced that it was continuing a review for possible downgrade that was initiated on January 16, 2008. To the extent that Ambac is unable to raise sufficient capital over the near term in relation to its increased capital needs, or is unable to satisfy other rating agency criteria, the ratings assigned to it and to Ambac Assurance by the rating agencies could be lowered. There can be no assurance that the proceeds of our common stock offering and the Equity Units Offering will be sufficient to obtain or maintain triple A ratings. Furthermore, there can be no assurance that Ambac Assurance will not be required by any of the rating agencies to raise additional capital in order to maintain ratings in the future, nor can there be any assurance that we will be able to raise any such additional capital in the future. In addition, failure to replace our interim CEO with a permanent CEO on a timely basis could have an adverse effect on our ratings.

If Ambac Assurance’s ratings were reduced to double-A by S&P and Moody’s, there is no assurance that we could successfully execute the reduced double-A business plan as we envision; failure to do so may eliminate the possibility of a ratings upgrade and could result in further ratings downgrades. In addition, further adverse ratings action by Fitch could have an adverse effect on our business and operations. We believe downgrades below a double-A rating by the major rating agencies would, if our competitors were not similarly downgraded, further and materially reduce our ability to write new business.

As a result of the rating agency actions described above, as well as significant disruption in the capital markets and investor concern with respect to our financial position, we have been able to write only a limited amount of new financial guarantee business since November 2007 and we have written virtually no new business thus far in 2008. Any further downgrade in our financial strength ratings could have a material adverse effect on our long-term competitive position and our prospects for future business. See Part I, Item 1, “Business—Rating Agencies” and Part II, Item 7, “Management’s Discussion and Analysis—Credit Ratings and Collateral” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

A downgrade of the financial strength rating of Ambac Assurance would result in significant collateral-posting obligations in respect of investment agreements and interest rate swap and currency swap transactions, and/or withdrawals or terminations of such transactions.

Most investment agreements and interest rate swap and currency swap transactions provide certain remedies to the counterparty in the event of a downgrade of Ambac Assurance’s financial strength rating, typically to A1 by Moody’s or A+ by S&P. In most cases, we are required to post collateral or otherwise enhance our credit to the A1 or A+ rating level. These collateral-posting obligations could have a material adverse effect on our liquidity. Additionally, it is likely that Ambac Assurance would need to lend or contribute investment assets or cash to the Financial Services businesses in order to satisfy these collateral-posting obligations. Any such loans or contributions would be subject to the prior consent of the Office of the Commissioner of the State of Wisconsin; there can be no assurance that we would obtain such consent. If we fail to post collateral as required or if Ambac Assurance’s financial strength rating is downgraded below A3 by Moody’s or A+ by S&P, counterparties are entitled to terminate the transactions. Upon such terminations, we could liquidate securities with unrealized mark-to-market losses which could have a material adverse effect on our liquidity and lead to further downgrades. See Part II, Item 7, “Management’s Discussion and Analysis—Credit Ratings and Collateral” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Ultimate actual claim payments on our CDO of ABS, CDO-squared and other credit derivative exposures could materially exceed on a present value basis our current disclosed estimates of impairment.

For the year ended December 31, 2007, Ambac reported a total of $6.0 billion of mark-to-market losses on credit derivative exposures, including estimated credit impairment of approximately $1.1 billion related to certain collateralized debt obligations of asset-backed securities (“CDO of ABS”) backed primarily by mezzanine level subprime residential mortgage-backed securities (“Subprime MBS”) and “CDO squared” transactions which are backed by CDO of ABS transactions comprised of Subprime MBS that have recently been internally downgraded to below investment grade. An estimate for credit impairment has been established because it is management’s expectation that Ambac will have to make claim payments on these exposures in the future. Such credit impairment estimates are based upon estimates and judgments by management, including estimates and judgments with respect to the probability of default and the severity of loss upon default of the CDOs. The purpose of credit impairment estimates is to capture management’s expectation about future claims and do not reflect management’s expectations about stressed or “worst case” outcomes. Credit impairment estimates are only established when management has observed significant credit deterioration, in most cases, when the underlying credit is considered below investment grade. We do not estimate impairment for performing credits. Many factors will affect ultimate performance or impairment of our credit derivative exposures, including volatility in the capital markets, conditions in the residential housing and residential mortgage markets and downgrades by the rating agencies of mortgage-backed securities within our CDO of ABS exposures. Accordingly, there can be no assurance that the actual payments we are ultimately required to make in respect of our CDO of ABS, CDO squared and other credit derivative exposures will not materially exceed our current disclosed estimates.

Uncertainty with respect to the ultimate performance of certain of our credit derivative exposures may result in substantial changes to our impairment estimates. Correspondingly, such changes would affect our financial position possibly materially and adversely.

Various third-party market participants, including several underwriters in our common stock offering and in our concurrent Equity Units Offering, have made estimates of our losses, estimates of credit impairments and mark-to-market losses that in some cases materially exceed the amounts we have reported.

Various third-party securities analysts and other market participants have made estimates of our loss and credit impairment amounts under various scenarios. In light of various factors, including, without limitation, the volatility in the capital markets, the limited liquidity for certain classes of securities and the various assumptions about the future that are inherent in making such estimates, including estimates regarding the performance of RMBS and the housing market more generally, these third-party estimates vary widely. We have been informed by certain of the underwriters in our common stock offering and our concurrent Equity Units Offering that their estimates of our losses and mark-to-market losses, which include estimates of our credit impairment, materially exceed the corresponding amounts shown in the stress cases of S&P and, in some cases, materially exceed the sum of the mark-to-market losses we have reported plus the amount of our loss reserve estimates. In the event that our ultimate losses and credit impairments approach some of these third-party estimates, such losses and credit impairments would have a materially adverse effect on our performance and financial position. In addition, we can provide no assurance that we would be able to maintain our triple-A ratings from Moody’s and S&P or our double-A from Fitch if our losses and credit impairments approached or exceeded these third-party estimates, or that we would be able to maintain such ratings if such actual losses and credit impairments were less than the stress losses currently modeled by those rating agencies; we can also provide no assurance regarding at what level our financial strength would be if such a downgrade were to occur.

Loss reserves may not be adequate to cover potential losses; changes in loss reserves may result in further volatility of net income and earnings.

Loss reserves established with respect to our non-derivative financial guarantee insurance business are based upon estimates and judgments by management, including estimates and judgments with respect to the probability of default and the severity of loss upon default. Loss reserves are only established when management has observed significant credit deterioration, in most cases, when the underlying credit is considered below investment grade. We do not record loss reserves for performing credits. Furthermore, the objective of establishing loss reserve estimates is not to reflect the worst possible outcome. As such, there can be no assurance that the actual losses in our financial guarantee insurance portfolio will not exceed our loss reserves. A further description of our accounting for loss and loss expenses can be found in Note 2 of the notes to our consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Uncertainty with respect to the ultimate performance of certain of our insured exposures may result in substantial changes in loss reserves. Correspondingly, such changes to loss reserves would affect our reported earnings.

Changes in the rating agencies’ capital models and rating methodology with respect to financial guarantee insurers and issuers may further adversely affect our business results and prospects.

Recent reviews by each of Moody’s, S&P and Fitch stemming from the uncertainties relating to ultimate losses in the mortgage market have resulted in an increase in the level of capital the agencies require Ambac Assurance to hold against insured Residential Mortgage Backed Securities (“RMBS”) and CDOs of asset-backed securities (“ABS”). Such actions have resulted in a downgrade of Ambac Assurance’s financial strength rating by Fitch from AAA to AA and a change in outlook to Credit Watch Negative and Review for Possible Downgrade from S&P and Moody’s respectively. See Part I, Item 1, “Business—Rating Agencies” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for additional details regarding rating agency actions. As a result of the actions taken by each of the agencies, Ambac is exploring methods for enhancing its capital base. Additional changes in the rating agencies capital models and rating methodology, whether resulting from further losses or uncertainty in the mortgage market or other factors, could require us to hold more capital against specified credit risks in our insured portfolio. These requirements could place incremental stress on our rating and force us to raise additional capital, which could result in lower returns on equity.

Changes in the rating agencies’ capital models and rating methodology with respect to financial guarantee insurers could also impose limitations on the areas and amount of new financial guarantee business in which we engage.

In addition, changes in the rating agencies’ capital models or rating methodology applied to issuers could adversely affect our business results and prospects. For example, ratings agencies could begin to rate municipal bond issuers on the significantly less stringent rating scales currently applied to rate corporate bonds. In such case, many municipal issuers whose bonds might have been lower rated on the municipal scale might receive a triple-A rating on the corporate scale, possibly adversely affecting the demand for, and pricing of, financial guarantee insurance for such bonds.

Also, even in the absence of changes in the ratings agencies’ capital models or rating methodology applied to municipal issuers, investors and other market participants could come to view non-triple-A rated municipal bonds as having the same financial strength as triple-A rated corporate bonds, therefore possibly adversely affecting the demand for, and pricing of, financial guarantee insurance for such bonds.

Collectively, changes in the rating agencies’ rating methodology may result in a downgrade of Ambac Assurance’s financial strength rating despite meeting the agencies’ currently prescribed capital metrics for a triple-A rating.

A downgrade of our long term credit ratings could adversely affect our liquidity and increase our borrowing costs.

Our long-term senior unsecured debt is rated “AA” by S&P and “Aa2” by Moody’s. On December 14, 2007, Moody’s affirmed our long-term senior debt rating. On December 19, 2007, S&P affirmed our long-term senior unsecured debt rating with a negative outlook. On December 21, 2007, Fitch placed our AA long-term senior unsecured debt rating on “rating watch negative.” On January 16, 2008, Moody’s placed our long-term senior unsecured debt rating on review for possible downgrade. On January 18, 2008, Fitch downgraded our AA long-term senior unsecured debt rating to A, and AA- subordinated debt rating to A-. On January 18, 2007, S&P placed our AA long-term senior unsecured debt rating on Credit Watch Negative. On February 25, 2008, S&P affirmed our long-term senior unsecured debt rating, which remains on Credit Watch Negative. On February 29, 2008, Moody’s stated that it is continuing its review for possible downgrade.

Our access to external sources of financing, as well as the cost of that financing, could be adversely affected by a deterioration of our long-term debt ratings. Long-term debt ratings are influenced by a number of factors, including, but not limited to: financial leverage on an absolute basis or relative to our peers, the composition of the balance sheet and/or capital structure, material changes in earning trends and volatility, inability to dividend monies from Ambac Assurance and our competitive position. Material deterioration in any one or a combination of these factors could result in a downgrade of our credit ratings, thus increasing the cost of and/or limiting the availability of unsecured financing. Moreover, if our need for capital arises because of significant sudden losses, the occurrence of these losses may make it more difficult for us to raise the necessary capital. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition would be adversely affected.

Our holding company structure and certain regulatory and other constraints, including adverse business performance, could affect our ability to pay dividends and make other payments.

We are a holding company and have no substantial operations of our own or assets other than our ownership of Ambac Assurance, our principal operating subsidiary, and certain other smaller subsidiaries. As such, we are largely dependent on dividends from Ambac Assurance to, among other things, pay dividends on our capital stock, pay principal and interest on our indebtedness, pay our operating expenses and make capital investment in our subsidiaries. Wisconsin insurance regulations restrict the amount of dividends that may be paid by Ambac Assurance without the consent of the regulator. Adverse business circumstances or changes in regulatory policy could impact Ambac Assurance’s ability to pay us dividends in an amount sufficient for us to pay dividends on our capital stock. Ambac Assurance reported a reduction in policyholders’ surplus of $380.7 million on a statutory basis for the year ended December 31, 2007. Because of the regulatory tests applicable to the payment of extraordinary dividends, the amount of dividends that may be paid by Ambac Assurance to us without regulatory consent would be reduced as a result of this reduction in policyholders’ surplus. The amount of dividends that we expect Ambac Assurance to pay to us in 2008 does not constitute an extraordinary dividend and therefore no regulatory consent would be required for the payment of such non-extraordinary dividends. Further, the inability of Ambac Assurance to pay dividends in an amount sufficient to enable us to meet our cash requirements at the holding company level could affect our ability to repay our debt and/or raise capital or otherwise have a material adverse effect on our operations. See Part I, Item 1 “Business—Insurance Regulatory—Dividend Restrictions—Wisconsin” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for further information.

We are subject to credit risk throughout our businesses, including large single risks, correlated risks and reinsurance counterparty credit risk.

We are exposed to the risk that issuers of debt which we have insured (or with respect to which we have written credit derivatives), issuers of debt which we hold in our investment portfolio, reinsurers and other contract counterparties (including derivative counterparties) may default in their financial obligations, whether as the result of insolvency, lack of liquidity, operational failure, fraud or other reasons. These credit risks could cause increased losses and loss reserves, estimates of credit impairments and mark-to-market losses with respect to credit derivatives in our financial guarantee business; we could be required by the rating agencies to hold additional capital against insured exposures whether or not Ambac Assurance is downgraded by the rating agencies; and we could experience losses and decreases in the value of our investment portfolio and, therefore, our financial strength. Such credit risks may be in the form of large single risk exposures to particular issuers, reinsurers or counterparties; losses caused by catastrophic events (including terrorist acts and natural disasters); or losses in respect of different, but correlated, credit exposures.

As of December 31, 2007, we have credit exposure to our reinsurance counterparties through reinsurance contracts of approximately $88.1 billion or 14% of our gross par outstanding. No single reinsurance counterparty represents more than 16% of the $88.1 billion in par ceded, except for Assured Guaranty Re Limited to which we have reinsured $34.6 billion of par. In the event that we are required to make claim payments on policies that have been reinsured, we are at risk that such counterparties will fail to fulfill their payment obligations to us. In addition, downgrades to the credit ratings of our reinsurance counterparties may result in the reduction of rating agency capital credit provided by those reinsurance contracts, and could therefore result in a downgrade of our own credit ratings. The ratings agencies currently are reviewing the monoline financial guaranty reinsurers. For additional information on our reinsurers, see Item 7A, “Risk Management—Credit Risk” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Finally, a material deterioration in the capital levels of our reinsurance counterparties could reduce the amount of statutory capital relief provided by our reinsurance arrangements, and could result in our failure to meet our own statutory capital requirements. See the table included in “Quantitative and Qualitative Disclosures About Market Risk—Credit Risk” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for additional information on the financial strength ratings of Ambac’s reinsurers as well as the amount of amounts due from such reinsurers that are not secured by collateral.

We are subject to credit risk and other risks related to RMBS and CDOs of ABS.

We have insured, and written credit default swaps (“CDS”), with respect to, RMBS (including transactions composed of second lien mortgage products, Home Equity Line of Credit (“HELOCs”) and closed end second mortgage loans) and CDOs of ABS and are thus exposed to credit risk associated with those asset classes. Performance of these transactions can be adversely affected by general economic conditions, including recession, rising unemployment rates, declining house prices, increasing foreclosure rates and unavailability of consumer credit; mortgage product attributes, such as interest rate adjustments and balloon payment obligations; borrower and/or originator fraud; financial difficulty experienced by mortgage servicers; and, particularly in the case of CDOs of ABS, transaction-specific factors such as the lack of control of the underlying collateral security which can result in a senior creditor determining to liquidate underlying assets to the disadvantage of mezzanine and subordinated creditors and disputes between creditors with respect to the interpretation of legal documents governing the particular transaction.

Transactions within Ambac Assurance’s insured RMBS and CDO portfolios also may be downgraded, placed on watch or subject to other actions by the three rating agencies that have granted Ambac Assurance its claims-paying ratings. Such ratings or other actions could require Ambac Assurance to maintain a material amount of additional capital to support the exposures it has insured. This could require us to:

•	Raise additional capital, if available, on terms and conditions that may be unfavorable;

•	Curtail the production of new business; or pay to reinsure or otherwise transfer certain of its risk exposure.

RMBS and CDOs of ABS exposures which we have written in the form of CDS are subject to FAS 133, which requires that these transactions be recorded at fair value. Changes in estimated fair values relative to our credit derivative book have caused decreases in the value of such credit derivative transactions; those changes in value are reported in our financial statements and have therefore affected our reported earnings. Similarly, further decreases or increases in estimated fair values in the future can affect our reported earnings. Changes in the estimated fair values of these CDS can be caused by general market conditions, perception of credit risk generally and events affecting particular credit derivative transactions (including those described above) and actual impairment.

While further deterioration in performance of the subprime mortgage sector is generally expected, the extent and duration of any future continued deterioration of the credit markets is unknown, as is the impact, if any, on potential claim payments and ultimate losses of the securities within Ambac Assurance’s portfolio. In addition, there can be no assurance that any of the governmental or private sector initiatives designed to address such credit deterioration in the markets will be implemented, and there is no way to know the effect that any such initiatives could have on the credit performance over time of the actual securities that Ambac Assurance insures.

In addition, there can be no assurance that we would be successful, or that we would not be delayed, in enforcing the subordination provisions, credit enhancements or other contractual provisions of the RMBS and CDOs of ABS that Ambac Assurance insures in the event of litigation or the bankruptcy of other transaction parties. Many of the subordination provisions, credit enhancements and other contractual provisions of the RMBS and CDOs of ABS that Ambac Assurance insures are untested in the market and, therefore, it is uncertain how such subordination provisions, credit enhancements and other contractual provisions will be interpreted in the event of an action for enforcement.

Our recently announced intention to suspend or discontinue our activities and to revise our underwriting criteria in the structured finance sector and to discontinue our activities in Financial Services will adversely affect our business results and future earnings relative to historical levels.

As described more fully above in “Recent Developments,” in connection with our efforts to raise capital and maintain our triple-A ratings from Moody’s and S&P, we expect to make a number of changes to our businesses. As a result, certain businesses in which we currently operate will be suspended or discontinued, and other businesses de-emphasized or subject to new limitations. These changes will result in decreased revenues, credit enhancement production and net income relative to historical levels and decreased cash flow to meet our obligations. There can be no assurance that these changes will be deemed sufficient by the rating agencies to maintain our ratings or that we will be able to replace the loss of business production with our on-going businesses. Further, these changes could lead to certain disruptions in our on-going businesses. Management time and attention will be diverted to managing these changes rather than concentrating fully on running the on-going businesses and our employees may be distracted.

Revenues would be adversely impacted due to a decline in realization of installment premiums.

Due to the installment nature of a significant percentage of its premium income, Ambac Assurance has an embedded future revenue stream. The amount of installment premiums actually realized by Ambac Assurance could be reduced in the future due to factors such as early termination of insurance contracts, accelerated prepayments of underlying obligations or insufficiency of cash flows. Such a reduction would result in lower revenues.

General economic and other conditions can adversely affect our business results and prospects.

Changes in general economic and other conditions can impact our business, including recessions; increases in corporate, municipal and/or consumer bankruptcies; changes in interest rate levels; a continued downturn in the U.S. housing market and commercial real estate market; continued dislocation and lack of liquidity in the credit and financial markets; changes in domestic and international laws, including tax laws and bankruptcy laws; intervention by governments or courts in financial markets, including the imposition of limits on the ability of mortgagees to foreclose on defaulted mortgage loans and/or to increase interest rates on mortgage loans in accordance with original contract terms; wars and terrorist acts; natural disasters, including earthquakes, floods, windstorms and wildfires; rising energy, fuel and utility costs; could adversely affect the performance of our insured portfolio and our investment portfolio, e.g., leading to increases in losses and loss reserves in our insured portfolio and decreases in the value of our investment portfolio and, therefore, our financial strength. Furthermore, reduction in the volume of capital markets transactions; levels of competition; and changes in investor perception of credit risk could adversely impact the volume and pricing of financial guarantee insurance transactions and therefore adversely impact our business prospects.

Changes in prevailing interest rate levels could adversely impact our business results and prospects.

Increases in prevailing interest rate levels can adversely affect the value of our investment portfolio and, therefore, our financial strength. In the event that investments must be sold in order to pay claims or to meet Financial Services liquidity needs due to contract terminations or collateral posting requirements, such investments would likely be sold at discounted prices. Additionally, increasing interest rates could lead to increased credit stress on consumer asset-backed transactions in our insured portfolio (as the securitized assets supporting a portion of these exposures are floating rate consumer obligations); slower prepayment speeds and resulting “extension risk” relative to such consumer asset-backed transactions in our insured portfolio and in our investment portfolio; decreased volume of capital markets activity and, correspondingly, decreased volume of insured transactions.

Decreases in prevailing interest rate levels can adversely affect the demand for, and pricing of, financial guarantee insurance, since lower absolute interest rates have historically tended to reduce credit spreads and, therefore, the savings realized by issuers by using our core product. Additionally, decreasing interest rates could result in early terminations of financial guarantee insurance policies in respect of which we are paid on an installment basis and do not receive a termination premium, thus reducing premium earned in respect of these transactions. Decreases in prevailing interest rates would also reduce investment income.

The financial guarantee business is highly competitive and adverse publicity may affect demand for financial guaranty products.

The financial guarantee business is highly competitive and we expect it to remain so in the near future. We face competition from other financial guarantors and alternatives to third-party credit enhancement. Such alternatives include bank financing, senior/subordinated securitization structures, letters of credit, guarantees and credit derivatives provided primarily by foreign and domestic banks.

In light of the recent developments described above in “Recent Developments,” Ambac Assurance has been placed at a competitive disadvantage in all three of the financial guarantee markets: public finance, structured finance and international. In particular, it has been placed at a significant disadvantage to two of its competitors, Financial Security Assurance Inc. (“FSA Guarantee”) and

Assured Guaranty, which are the only principal competitors in the financial guarantee market who have had their triple-A financial strength ratings affirmed “stable” by all three of the major ratings agencies.

Additionally, we could encounter additional competition in the future from new entrants to the financial guarantee insurance market. For example, Berkshire Hathaway recently publicly announced its entrance into the financial guarantee business. See Part I, Item 1, “Business—Competition” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for further information.

As a result of the uncertainty regarding the financial stability of financial guarantors (including ourselves), the proportion of newly issued public finance obligations which are insured has dropped dramatically recently. For example, certain municipal issuers, including the State of California, for which Ambac has historically written significant amounts of financial guarantees, have recently discontinued or significantly curtailed their use of insurance for new issues, or indicated their intent to do so. While public finance insured market penetration was 57% in 2005, 48% in 2006 and 47% in 2007, public finance insured market penetration dropped to approximately 30% in December 2007 and 27% in January 2008. If penetration levels remain at that level, new business public finance production for Ambac will be reduced significantly.

In addition, our performance is largely dependent on the talents and efforts of highly skilled individuals. Over the past few years, there has been increased competition in the financial guarantee business for qualified employees. Our business could be adversely affected if we are unable to attract new employees and retain and motivate our existing employees.

Adequate capital support and liquidity may not be available.

Financial guarantee insurers, including Ambac Assurance, typically rely on providers of lines of credit, reinsurers, contingent capital facilities and similar support mechanisms (often referred to as “soft capital”) to supplement their “hard capital.” The ratings of soft capital providers directly affect the level of capital credit which the rating agencies attribute to the financial guarantee insurer when rating its financial strength. We intend to maintain soft capital facilities with providers having ratings adequate to provide the desired capital credit, although no assurance can be given that one or more of the rating agencies will not downgrade or withdraw the applicable ratings of such providers in the future. In addition, we cannot assure that an acceptable replacement provider would be available in that event. Reductions by the rating agencies in the amount of capital credit that we receive in respect of soft capital facilities would require us to procure additional capital sources, potentially at higher costs.

Our underwriting and risk management policies and practices in the past have not anticipated unforeseen risks and/or the magnitude of potential for loss as the result of foreseen risks.

As described in Part I, Item 1, “Business—Risk Management” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, we have established underwriting and risk management policies and practices which seek to mitigate our exposure to credit risk in our insured portfolio. These policies and practices in the past have not insulated us from risks that were unforeseen and which had unanticipated loss severity, and such policies and practices may not do so in the future. There can be no assurance that these policies and practices will be adequate to avoid future losses. We also rely on internally and externally developed complex financial models which additionally may have been reviewed by third parties to analyze and predict performance of the insured obligations. Flaws in these financial models and/or faulty assumptions used by these financial models could lead to increased losses and loss reserving.

Our net income and earnings have become more volatile due to the application of fair value accounting, or FAS 133, to the portion of our credit enhancement business which is executed in credit derivative form.

FAS 133 requires that credit derivative transactions be recorded at fair value. Since quoted market prices for the contracts that we execute are not available, we estimate fair value by using modeling methodologies which are less precise than using quoted market prices. Changes in estimated fair values relative to our credit derivative book have caused decreases in the value of such credit derivative transactions; those changes in value are reported in our financial statements and have therefore affected our reported earnings. Similarly, further decreases or increases in estimated fair values in the future can affect our reported earnings. Changes in estimated fair values can be caused by general market conditions, uncertainty regarding the ultimate outcome of subprime mortgage losses and the quality of high yield corporate loans, perception of credit risk generally and events affecting particular credit derivative transactions (e.g. impairment or improvement of specific reference entities or reference obligations).

Changes to accounting rules relating to the financial guarantee industry could have a material adverse affect on us and our industry.

On April 18, 2007, the FASB issued an Exposure Draft for public comment entitled “Accounting for Financial Guarantee Insurance Contracts,” an interpretation of SFAS 60 “Accounting and Reporting by Insurance Enterprises.” The comment period ended on June 18, 2007 and a roundtable with interested parties was held on September 4, 2007. The FASB has concluded its re-deliberations of the Exposure Draft and expects to issue a final standard in the first quarter of 2008.

Under the Exposure Draft, Ambac believes that the cumulative effect of initially applying the revenue recognition provisions to our upfront paying policies could have a material adverse effect on our financial statements. Additionally, the revenue recognition for upfront paying insurance transactions originated after the standard’s effective date would be materially different than our current premium revenue recognition methodology. Ambac continues to evaluate the implications of the Exposure Draft with regard to income recognition on installment paying policies, claim liabilities and deferred acquisition costs on its financial statements.

Under the FASB’s re-deliberations, Ambac would be required to recognize premium revenue, for both upfront and installment paying policies, based on applying a fixed percentage of premium to the amount of exposure outstanding at each reporting date (referred to as the level-yield approach), rather than being recognized over the term of each maturity for upfront paying policies. For installment paying policies, the FASB’s re-deliberations also require that the discount, equating to the difference between gross installment premiums and the present value of installment premiums, be accreted through the income statement. Ambac has not yet evaluated the implications of the FASB’s re-deliberations.

We are subject to the compliance requirements of the federal securities laws.

We are subject to extensive regulation under the federal securities laws, both as a registrant under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in the conduct of our financial guarantee insurance business. In the event that we were unable to comply with the federal securities laws, we would likely be unable to access the public capital markets, which would make it more difficult for us to raise the necessary capital and/or increase the cost of capital. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition would be adversely affected. Additionally, if we are unable to comply with the securities laws, Ambac

Assurance would likely be unable to insure transactions in the public capital markets, which would have an adverse impact on our business and operating results.

We are subject to extensive regulation in the conduct of our financial guarantee insurance business; amendments to these insurance laws and regulations could have a material adverse impact on our business results.

Our principal subsidiary, Ambac Assurance, is subject to the insurance laws and regulations of each jurisdiction in which it is licensed. Ambac UK Limited, the subsidiary through which we write financial guarantee insurance in the United Kingdom and in the European Union, is regulated by the Financial Services Authority. Failure to comply with applicable insurance laws and regulations could expose us to fines, the loss of insurance licenses in certain jurisdictions and/or the inability of Ambac Assurance to dividend monies to us, all of which could have an adverse impact on our business results and prospects. Additionally, if the cost of complying with these insurance laws and regulations increases materially, this could impact our business results.

The New York Insurance Department has indicated that it is undertaking a review of the laws and regulations that are applicable to Ambac Assurance and to other monoline financial guarantee insurance companies. As a result of any changes to such laws and regulations or the New York Insurance Department’s interpretation thereof, Ambac Assurance could become subject to further restrictions on the types and amounts of business that it is authorized to insure, especially in the structured finance area. Any such restrictions could have a material effect on the amount of premiums that Ambac earns in the future. Additionally, any changes to such laws and regulations could subject Ambac Assurance to increased reserving and capital requirements or more stringent regulation generally, which could materially adversely affect our financial condition, results of operations and future business. See “Business—Insurance Regulatory Matters” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for further information.

In recent weeks, the New York Insurance Department and other governmental officials have expressed concern that participants in the financial guarantee industry, including Ambac, take actions to augment their capital and maintain credit ratings and warned that, in the absence of such actions, regulatory action may be necessary to protect policyholders. Insurance regulatory authorities’ responsibility is to protect policyholders, not shareholders. We believe this capital raising is responsive to the regulators’ concerns at this time, but there can be no assurance insurance regulators or other authorities will not take actions that are adverse to the interests of our shareholders.

We are subject to a variety of operational risks which could have a material adverse impact on our business results.

We depend on internal processes, risk models, various systems and our employees in the conduct of our business. Any failure of such processes, models and systems and/or employee misconduct or fraud could have an adverse impact on our business results. We are also subject to external operational risks, including fraud, settlement risk and the failure of risk models or other analytical tools provided by third parties. Any such external fraud or failure could have an adverse impact on our business results.

We may be required to raise additional capital which could have a dilutive effect on our outstanding equity capital and/or future earnings.

We may be required to raise additional capital as the result of rating agency capital requirements, unanticipated losses in our insured portfolio and/or diminution in our earnings prospects. Any future equity offerings could be dilutive to our existing shareholders or could result in the issuance of securities that have rights, preferences and privileges that are senior to those of our other securities. We may also engage in additional reinsurance or risk transfer transactions such as the one we completed with Assured Guaranty Re Limited in December 2007. Further, any capital raising in the form of reinsurance, or other risk transfer transactions of the existing portfolio, will have a dilutive effect on our future earnings. There can be no assurance that we will be able to consummate any capital raising transactions, or as to the terms of any of the currently proposed transactions.

There are limitations on the voting rights attached to our shares of common stock.

Our subsidiary, Ambac Assurance, is a Wisconsin corporation and is subject to the insurance and regulatory laws of the State of Wisconsin. Under Wisconsin insurance holding company laws, there is a presumption that a holder of 10% or more of our voting stock controls Ambac Assurance and any such acquisition of control requires the prior approval of the Office of the Commissioner of Insurance of the State of Wisconsin. Section 4.5 of our amended and restated certificate of incorporation provides that no stockholder may cast votes with respect to 10% or more of our voting stock, regardless of the actual number of shares of voting stock beneficially held by the stockholder. In addition, any voting stock held by a stockholder in excess of 10% will not count in the calculation of or toward a quorum at any meeting of stockholders. In order to avoid these restrictions, a stockholder who acquires or owns 10% or more of our voting stock must have such acquisition or ownership previously approved by the Office of the Commissioner of Insurance of the State of Wisconsin or file a disclaimer of “control” approved by such office.

The foregoing provisions of the Wisconsin insurance holding company laws and legal restrictions contained in our amended and restated certificate of incorporation will have the effect of rendering more difficult or discouraging unsolicited takeover bids from third parties or the removal of incumbent management.

Changes in tax laws impacting marginal tax rates and/or the preferred tax treatment of municipal obligations could adversely impact our business.

Tax legislation which imposes a “flat tax” or otherwise changes the tax preference of municipal obligations under current law could adversely affect the market value of municipal obligations. In large part, our investment portfolio is invested in tax-exempt municipal obligations; as such, the value of our investment portfolio could be adversely affected by any such legislation. Additionally, any such changes in tax law could reduce the difference between tax-exempt interest rates and taxable rates. This reduction could adversely impact the financial performance of our interest rate swap business, since, in certain interest swap transactions, we have assumed the “basis risk” between tax-exempt and taxable interest rates in that business. See Part I, Item 1, “Business—Derivative Products” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for further information.

Decline in our market position can adversely affect our business prospects.

Perceptions of the financial strength of Ambac Assurance and its affiliates, as well as perception of the financial strength of financial guarantee insurers generally, affects demand for financial guarantee insurance. Recent actions by the rating agencies with respect to our ratings and the ratings of other financial guarantee insurers; further credit deterioration in our insured portfolio and/or increases to our loss reserves; widening of CDS spreads with respect to Ambac Assurance; adverse publicity concerning us and the financial guarantee industry in general and decline of our stock price can contribute to a perception of impaired financial strength and thus a decline in our market position and trading value of

Ambac guaranteed obligations, including guaranteed auction rate and variable rate debt obligations. A sustained decline in trading values could result in early termination of financial guarantee insurance policies in respect of which we are paid on an installment basis, thus reducing premium earned in respect of these transactions. Ambac and the financial guarantee insurance industry generally, have suffered a loss of confidence among issuers and fixed income investors and as such, demand for our products has been adversely affected. A sustained loss of confidence would have a materially adverse effect on earnings.

Market risks which impact assets in our investment portfolio could adversely affect our business.

Our investment portfolio has been adversely affected by events and developments in the capital markets, including decreased market liquidity for investment assets; market perception of increased credit risk with respect to the types of securities held in our investment portfolio and corresponding credit spread-widening with respect to our investment assets; and extension of the duration of investment assets. Our investment portfolio may be further adversely affected by these and other events and developments in capital markets, including interest rate movements; downgrades of credit ratings of issuers of investment assets and/or financial guarantee insurers which insure investment assets; and foreign exchange movements which impact investment assets. At December 31, 2007, approximately 33% of our investment portfolio is insured by financial guarantors, including Ambac. Please refer to the table in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Balance Sheet” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, representing the fair value and weighted-average underlying rating, excluding the financial guarantee, of the insured securities at December 31, 2007.

Based on the previously described rating agency actions by Moody’s, S&P and Fitch which occurred during January 2008, management subsequently identified certain investment securities in the Financial Services investment portfolio to potentially sell in order to satisfy additional collateral posting requirements upon a further ratings downgrade and/or to meet potential liquidity needs. We recorded an impairment charge through income on the portion of those securities which were in an unrealized loss position at December 31, 2007. Please refer to Part II, Item 7—Results of Operations—Financial Services, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for further information. The impairments in value in the remaining investment portfolio are not deemed other-than-temporary, as such the remaining unrealized losses have been recognized in other comprehensive income. The following table summarizes amortized cost and estimated fair value of investments at December 31, 2007:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
2007:

Fixed income securities:

Municipal obligations	$8,550,895	$231,099	$18,176	$8,763,818
Corporate obligations	768,277	25,792	10,393	783,676
Foreign obligations	303,655	13,861	90	317,426

U.S. government obligations	134,639	3,376	—	138,015
U.S. agency obligations	619,634	63,239	105	682,768
Mortgage-backed securities	4,595,122	7,786	353,218	4,249,690

Asset-backed securities	2,598,529	11,432	43,029	2,566,932

Short-term	879,039	28	—	879,067

Other	13,571	839	132	14,278

Total investments	$18,463,361	$357,452	$425,143	$18,395,670

To the extent that we are required to liquidate large blocks of investment assets in order to pay claims under financial guarantee insurance policies to make payments under investment agreements and/or to collateralize our obligations under investment agreements and interest rate swaps, such investment assets would likely be sold at discounted prices which could be less than the December 31, 2007 fair values shown in the above table.

We are subject to credit and liquidity risk due to unscheduled and unanticipated withdrawals on Investment Agreements.

Ambac’s Investment Agreement business has issued investment agreements to investors that may allow for early withdrawal (i.e. deviate from a defined or expected withdrawal schedule). The provisions that allow for early withdrawal vary by transaction but include events such as credit events, early call provision, loss events, construction project development variance and changes in tax code. To the extent we experience an increase in unanticipated withdrawals, the Investment Agreement business may be required to liquidate certain asset holdings. This early liquidation of asset holdings may result in a realized loss.

We are subject to the risk of litigation and regulatory inquiries or investigations, and the outcome of proceedings we are or may become involved in could have a material adverse effect on our business, operations, financial position, profitability or cash flows.

Recently, Ambac, and certain of its present and former officers and directors, have been named in lawsuits that allege violations of the federal securities laws and/or state law. At least four federal securities putative class action suits have been filed. The first of these, captioned Reimer v. Ambac Financial Group, Inc., et al. (filed on or about January 16, 2008 in the United States District Court for the Southern District of New York, case No. 08 CV 411) purports to be brought on behalf of purchasers of Ambac’s common stock from October 19, 2005 to November 26, 2007. The suit alleges, among other things, that the defendants issued materially false and misleading statements regarding our business and financial results related to guarantees of CDO and Mortgage Backed Securities (“MBS”) transactions. Three other suits, Babic v. Ambac Financial Group Inc. et al. (filed on or about February 7, 2008 in the United States District Court for the Southern District of New York, case No. 08 CV 1273), Parker v. Ambac Financial Group, Inc. et al. (filed on or about February 22, 2008 in the United States District Court for the Southern District of New York, case No. 08 CV 1825) and Minneapolis Firefighters’ Relief Association v. Ambac Financial Group, Inc. et al. (filed on or about February 26, 2008 in the

United States District Court for the Southern District of New York, Case No. 08 CV 1918) make substantially the same allegations as the Reimer action. In addition, at least seven shareholder derivative actions have been filed in New York federal court and in Delaware and New York state courts. The first shareholder derivative action, captioned Rubery v. Callen, et al. (filed on or about January 23, 2008 in the United States District Court for the Southern District of New York, case No. 08 CV 854), names as defendants certain present and former officers and directors of Ambac and names Ambac as a nominal defendant. This suit asserts violation of state and federal law, including breaches of fiduciary duties, waste of corporate assets, unjust enrichment and violations of the federal securities laws, for conduct occurring between October 2005 and the present regarding, among other things, our guarantees of CDO and MBS transactions and defendants’ alleged insider trading on non-public information. Ambac has also received various regulatory inquiries and requests for information. For example, recently we received a subpoena duces tecum and interrogatories from the Securities Division of the Office of the Secretary of the Commonwealth of Massachusetts, dated January 18, 2008, that seeks certain information and documents concerning “Massachusetts Public Issuer Bonds.” See Item 3, “Legal Proceedings” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for additional information.

It is not possible to predict whether additional suits will be filed or whether additional inquiries or requests for information will be made, and it is also not possible to predict the outcome of litigation, inquiries or requests for information. It is possible that there could be unfavorable outcomes in these or other proceedings. Management is unable to make a meaningful estimate of the amount or range of loss that could result from unfavorable outcomes but, under some circumstances, adverse results in legal proceedings could be material to our company’s business, operations, financial position, profitability or cash flows.

We likely will experience an ownership change under Section 382 of the Internal Revenue Code.

In connection with the Common Stock Offering, the Equity Units Offering and/or other transactions in our shares from time to time, we likely will experience an “ownership change” within the meaning of Section 382 of the Internal Revenue Code. In general terms, an ownership change would result from transactions increasing the aggregate ownership of certain stockholders in our stock by more than 50 percentage points over a testing period (generally three years). If an ownership change were to occur, our ability to use certain tax attributes, including certain built-in losses, credits, deductions or tax basis and/or our ability to continue to reflect the associated tax benefits as assets on our balance sheet, may be limited. We have concluded that these limitations are unlikely to have any material tax or accounting consequences. However, this conclusion is based on a variety of assumptions, including our estimates regarding the amounts and timing of certain deductions and future earnings, any of which could be incorrect. Accordingly, there can be no assurance that these limitations would not have an adverse effect on our results of operations or that such adverse effects would not be material.

Failure of our shareholders to approve the issuance of common stock underlying the purchase contracts that form a part of the Equity Units within 120 days from the issuance of the Equity Units could materially adversely affect the value of your investment in the Company.

At the completion of the offering of the Equity Units, the Company may not have a sufficient number of shares of authorized and unissued common stock to settle all purchase contracts in full. Until such time as the Company has a sufficient number of authorized and unissued shares of common stock on reserve for settlement of all outstanding Equity Units in all circumstances, the holder of an Equity Unit will receive shares of Series A Preferred Stock of the Company upon settlement of a purchase contract in lieu of common stock.

In the event that the Company does not have a sufficient number of authorized and unissued shares of common stock on reserve, then, beginning 120 days after issuance of the Equity Units until such time as the Company has such sufficient number of authorized and unissued shares of common stock, a quarterly contract adjustment fee that holders of purchase contracts receive will increase from 0% to 5% and holders of shares of our Series A Preferred Stock (if any such shares are outstanding) will be paid a cash dividend per quarter equal to $16.875 (which is equal to 2.5% (or 10% on an annualized basis) multiplied by the price at which we are offering our common stock in this offering multiplied by 100). Because the contract adjustment payment and/or dividend on our Series A Preferred Stock are payable in cash, your investment could be materially decreased as a result of each payment and/or dividend so long as the Company does not have a sufficient number of authorized and unissued shares of common stock on reserve.

Investors may become “controllers” of Ambac Financial Group, Inc. for the purposes of UK law and may require prior approval of UK’s Financial Services Authority.

As a result of Ambac Financial Group, Inc. being the holding company of Ambac Assurance UK Limited and Ambac Credit Products Limited, the prior consent of the UK’s Financial Services Authority (FSA) will be required for any individual, group or institution who proposes to take a step that would result in his becoming Controller of or increasing his kind of control over Ambac Assurance UK Limited and Ambac Credit Products Limited.

Broadly, in respect of the FSA’s consent, where an individual person or body corporate, inter alia:

(a)	holds 10 percent or more of the shares in a parent undertaking (“P”) of a company undertaking a regulated activity (“A”); or

(b)	is able to exercise significant influence over the management of P through his shareholding in P; or

(c)	is able to exercise significant influence over the management of P through his voting power in P; or

(d)	is entitled to exercise or control the exercise of 10 percent or more of the voting power in P, then such person will be a Controller of A, in this case A being Ambac Assurance UK Limited and Ambac Credit Products Limited. Any proposed changes in either existing Controllers or the appointment of new Controllers must first be approved by the FSA.

Any such acquisition which occurs without first obtaining this consent could lead to criminal sanctions.

Section 189 of the Financial Services and Markets Act 2000 confers powers on the FSA to impose one or more of the following restrictions on a proposed Controller if such approval is not given:

(a)	the transfer of existing shares or the right to be issued new or further shares is void;

(b)	no further voting rights are exercisable in respect of the shares acquired without approval; no further shares are to be issued in respect of the shares accepted without approval; and

(c)	except in a liquidation, no payment is to be made of any sum due from the body corporate on the shares acquired, whether in respect of capital or otherwise.

The court also has the power to make such order relating to the sale or transfer of the shares as it thinks fit on the application of the FSA.

A person who is already an approved controller by virtue of holding 10 percent or more of the shares in the Company or being entitled to exercise or control the exercise of 10 percent or more of the voting power in the Company will nevertheless require the prior approval of the FSA if it wishes to increase its level of control beyond certain specified percentages. These are 20 percent, 33 percent and 50 percent.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Item
1.1	Underwriting Agreement, dated as of March 6, 2008, by and among Ambac Financial Group, Inc. and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Banc of America Securities LLC and UBS Securities LLC, as representatives of the several underwriters named on Schedule A thereof, related to the Equity Units Offering

1.2	Underwriting Agreement, dated as of March 6, 2008, by and among Ambac Financial Group, Inc. and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Banc of America Securities LLC and UBS Securities LLC, as representatives of the several underwriters named on Schedule A thereof, related to the Common Stock Offering

3.1	Certificate of Designations of Series A Mandatory Convertible Participating Preferred Stock of Ambac Financial Group, Inc. (Filed as Exhibit 3.5 to Ambac Financial Group, Inc.’s Form 8-A/A relating to the Corporate Units dated March 12, 2008 and incorporated herein by reference)

4.1	Supplemental Indenture, dated as of March 12, 2008, by and between Ambac Financial Group, Inc. and The Bank of New York, as Trustee

4.2	Remarketing Agreement, dated as of March 12, 2008, by and among Ambac Financial Group, Inc., Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Banc of America Securities LLC, UBS Securities LLC and The Bank of New York, as purchase contract agent and attorney-in-fact of the holders of purchase contracts

4.3	Purchase Contract Agreement, dated as of March 12, 2008, by and between Ambac Financial Group, Inc., and The Bank of New York, as purchase contract agent

4.4	Pledge Agreement, dated as of March 12, 2008, by and among Ambac Financial Group, Inc., The Bank of New York, as collateral agent, custodial agent and securities intermediary, and The Bank of New York, as purchase contract agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)

March 12, 2008	By:	/s/ Anne Gill Kelly
Anne Gill Kelly, Esq.
Managing Director, Corporate Secretary and Assistant General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
1.1	Underwriting Agreement, dated as of March 6, 2008, by and among Ambac Financial Group, Inc. and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Banc of America Securities LLC and UBS Securities LLC, as representatives of the several underwriters named on Schedule A thereof, related to the Equity Units Offering

1.2	Underwriting Agreement, dated as of March 6, 2008, by and among Ambac Financial Group, Inc. and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Banc of America Securities LLC and UBS Securities LLC, as representatives of the several underwriters named on Schedule A thereof, related to the Common Stock Offering

3.1	Certificate of Designations of Ambac Financial Group, Inc. (Filed as Exhibit 3.5 to Ambac Financial Group, Inc.’s Form 8-A/A relating to the Corporate Units dated March 12, 2008 and incorporated herein by reference)

4.1	Supplemental Indenture, dated as of March 12, 2008, by and between Ambac Financial Group, Inc. and The Bank of New York, as Trustee

4.2	Remarketing Agreement, dated as of March 12, 2008, by and among Ambac Financial Group, Inc., Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Banc of America Securities LLC, UBS Securities LLC and The Bank of New York, as purchase contract agent and attorney-in-fact of the holders of purchase contracts

4.3	Purchase Contract Agreement, dated as of March 12, 2008, by and between Ambac Financial Group, Inc., and The Bank of New York, as purchase contract agent

4.4	Pledge Agreement, dated as of March 12, 2008, by and among Ambac Financial Group, Inc., The Bank of New York, as collateral agent, custodial agent and securities intermediary, and The Bank of New York, as purchase contract agent